Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

FOR IMMEDIATE RELEASE

Gramercy Capital Corp. reports 2007 Results; Fourth Quarter
FFO of $0.69 Per Share and Full Year FFO of $3.03 per share

Fourth Quarter Highlights

•

For the quarter, generated FFO of $24.0 million, or $0.69 per diluted share, an increase of over 18% from $20.3 million, or $0.75 per diluted share, in the same quarter of the previous year. For the year, FFO increased 39% to $89.1 million, or $3.03 per diluted share, from $64.0 million in the previous year.

•

For the quarter, generated net income available to common stockholders of $23.2 million, or $0.67 per diluted share, an increase of 29% from $18.0 million, or $0.66 per diluted share for the same quarter in the previous year. For the year, net income increased to $155.0 million, or $5.28 per diluted share, a sharp increase from $55.9 million in the previous year due largely to a $92.2 million realized gain on sale of the Company’s 45% interest in the office building at One Madison Avenue in Manhattan.

•

Entered into a definitive merger agreement to acquire American Financial Realty Trust (NYSE: AFR) for approximately $3.5 billion, which is expected to close in the second half of March 2008 subject to stockholder votes of each of the Company and American Financial, scheduled for February 13, 2008 as well as customary closing conditions. The acquisition will combine the existing operating platforms of American Financial and Gramercy to create an integrated commercial real estate finance and operating company, and will transform Gramercy from a pure specialty finance company into a $7.6 billion diversified enterprise with complementary business lines consisting of commercial real estate finance and property investments. After completion of the transaction, Gramercy expects to own approximately 27 million square feet of commercial real estate in 37 states to add to its $4.2 billion of debt investments, commercial real estate securities investments, net lease properties and other assets.

•

Raised approximately $100 million through a private placement of 3,809,524 shares of common stock to an affiliate of Morgan Stanley Real Estate Special Situations Fund III. The Company expects to use the proceeds for additional investment activity and to fund future growth.

•

Originated or acquired $316.7 million of investments comprising $16.3 million of fixed-rate commercial mortgage real estate securities, and $300.4 million of debt investments at yields averaging 30-day LIBOR plus 569 basis points, substantially wider than in prior quarters and reflective of correcting capital markets. Loan repayments and prepayments were $269.5 million, and the Company syndicated full or partial interests in loans totaling $139.4 million to further diversify its portfolio and reduce its exposure to unfunded commitments to lend. Net production for the quarter was ($108.5) million.

•

Held substantial liquidity at quarter-end, including $296.1 million of cash-on-hand, $122.5 million of cash in its three CDOs, and immediate availability under secured and unsecured credit facilities of $183.5 million. Additionally, Gramercy retained untapped capacity under its secured and unsecured credit facilities of $625.6 million.

•

Declared a special one-time cash dividend of $2.00 per common share, and a regular dividend of $0.63 per common share, resulting in total cash dividends per common share of $4.45 for the year. The dividends were paid on January 15, 2008 to stockholders of record at the close of business on December 31, 2007. Pursuant to the Company’s merger agreement with American Financial Realty (NYSE: AFR), AFR shareholders will be entitled to additional merger consideration of $0.2419 per common share, which represents their pro-rata share of the special dividend.

Summary

NEW YORK, N.Y. — January 16, 2008 — Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $24.0 million, or $0.69 per diluted share, and net income available to common stockholders of $23.2 million, or $0.67 per diluted share, for the quarter ended December 31, 2007.  The Company also reported FFO of $89.1 million, or $3.03 per diluted share, and net income available to common stockholders of $155.0 million, or $5.28 per diluted share for the year ended December 31, 2007.  The Company generated total revenues of $90.6 million during the fourth quarter and $327.3 million for the year, up from $67.2 million during the same quarter in the previous year and $198.2 million for the prior year.

Investment Activity

Gramercy originated six separate debt investments during the fourth quarter with an aggregate unpaid principal balance of approximately $300.4 million, net of unamortized fees, discounts and unfunded commitments.  Approximately 93% of origination activity was comprised of mezzanine debt investments, with the remainder comprised of first mortgage loans.  Approximately 35% of this volume was in New York City, and approximately 66% involved loans secured directly or indirectly by office properties.  Approximately 92% of Gramercy’s fourth quarter debt investments were negotiated purchases in the secondary market at discounts to par.  Gramercy’s Real Estate Securities Group (“RESG”) acquired a total of $16.3 million of AA-rated fixed rate commercial mortgage real estate securities during the quarter.

The unpaid principal balance at closing, net of unamortized fees, discounts and unfunded commitments, allocated by investment type, and the weighted average yields of the Company’s debt investments and real estate securities originated during the quarter ended December 31, 2007, were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Effective Spread over LIBOR
Whole Loans — Floating Rate	$22.6	7.5%	—	425 bps
Mezzanine Loans — Floating Rate	$277.8	92.5%	—	581 bps
Subtotal	$300.4	100.0%	—	569 bps
Real estate securities — Fixed Rate	$16.3	100.0%	6.63%	—
Total	$316.7

Note:  Investments are presented net of unamortized fees, discounts, and unfunded commitments.

Asset yields for floating rate debt originations during the quarter ended December 31, 2007 were 30-day LIBOR plus 569 basis points as compared to 30-day LIBOR plus 482 basis points in the previous quarter. The weighted average last-dollar loan-to-value ratio based on the as-is appraised value of Gramercy’s debt investments originated during the fourth quarter was 60.2%, down from 74.6% in the prior quarter.  As of December 31, 2007, debt investments had a carrying value of approximately $2.64 billion, net of unamortized fees and discounts of $41.8 million, and unfunded commitments of $311.2 million.  Commercial mortgage real estate securities investments totaled $792 million as of December 31, 2007, net of unamortized discounts and other adjustments of $29.8 million.  Approximately 93% of Gramercy’s commercial mortgage real estate securities investments are rated AAA.

The aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt and commercial mortgage real estate securities investments as of December 31, 2007 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Effective Spread over LIBOR
Whole Loans — floating rate	$1,594.3	60.5%	—	332 bps
Whole Loans— fixed rate	$204.2	7.7%	7.79%	—
Subordinate Mortgage Interests — floating rate	$146.9	5.6%	—	447 bps
Subordinate Mortgage Interests — fixed rate	$61.9	2.3%	8.78%	—
Mezzanine Loans — floating rate	$413.8	15.7%	—	607 bps
Mezzanine Loans — fixed rate	$203.7	7.7%	8.91%	—
Preferred Equity — fixed rate	$11.9	0.5%	10.09%	—
Subtotal	$2,636.7	100.0%	8.45%	395 bps
Real estate securities — floating rate	$23.8	3%	—	593 bps
Real estate securities — fixed rate	$768.2	97%	6.13%	—
Subtotal	$792.0	100.0%	6.13%	593 bps
Total	$3,428.7

Note:  Investments are presented net of unamortized fees, discounts, and unfunded commitments.

Asset yields for fixed rate and floating rate debt investments as of December 31, 2007 were 8.45% and 30-day LIBOR plus 395 basis points, respectively, compared to 8.45% and 30-day LIBOR plus 386 basis points, respectively, in the previous quarter.  Asset yields on the Company’s floating rate first mortgage loans increased slightly to 30-day LIBOR plus 332 basis points as compared to 30-day LIBOR plus 329 basis points in the previous quarter.  First mortgage loans remain the majority of the Company’s debt portfolio, standing at 68.2% at December 31, 2007 as compared to 71.0% in the previous quarter.

The weighted average remaining term of the Company’s debt investment portfolio decreased slightly to 2.20 years from 2.28 in the prior quarter, and the weighted average remaining term of Gramercy’s combined debt and real estate securities portfolio decreased to 4.01 years from 4.09 years.

Operating Results

Debt investments generated investment income of $79.1 million for the fourth quarter.  Gain on sales and other income of $7.4 million consisted primarily of a $3.8 million gain resulting from the purchase at a discount of two investment grade CRE CDO bonds previously issued by one of the Company’s CDOs, and investment earnings on the Company’s substantial cash balances during the quarter.  The bonds were not retired, but are reflected on Gramercy’s balance sheet as a reduction in the amount of CDO bonds outstanding at quarter-end.

Interest expense of $51.3 million for the fourth quarter primarily reflects interest expense on $2.8 billion of investment-grade, long-term notes issued by our three wholly-owned CDOs, and other sources of debt capital.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt, unsecured debt and long-term capital at December 31, 2007 was 30-day LIBOR plus 81 basis points, a decrease from 30-day LIBOR plus 84 basis points at September 30, 2007.

Fees payable to affiliates of SL Green for the quarter includes a $2.7 million incentive fee earned as a result of the Company’s return to common shareholder equity materially exceeding the 9.5% threshold.

Management, general and administrative expenses decreased by approximately $656,000 over the prior quarter, due primarily to a reduction in accrued stock-based compensation expense.  This expense category, when measured as a percentage of total revenue, declined to to 2.7% at December 31, 2007 from 3.5% at September 30, 2007.

During the fourth quarter the Company recorded reserves for loan losses of $3.28 million representing new reserves in connection with three loans and an increase in reserves in connection with one loan.  After the reversal of a previously-recorded reserve of $530,000 in connection with a loan that was repaid in full at maturity, the net charge to expense for the quarter was $2.75 million.  There were no charge-offs during the quarter.  At December 31, 2007, Gramercy’s total reserve for loan losses was approximately $8.658 million relating to eleven separate debt investments, or 32 basis points measured against the unpaid principal balance of the Company’s total debt investment portfolio.

Investments in unconsolidated joint ventures contributed $2.6 million, or $0.07 per diluted share, to FFO for the fourth quarter of 2007.

Liquidity and Funding

Gramercy had substantial liquidity at December 31, 2007 consisting of $296.1 million of cash-on-hand, $122.5 million of cash in its three CDOs, and immediate availability under secured and unsecured credit facilities of $183.5 million.  Additionally, Gramercy has untapped capacity under its secured and unsecured credit facilities of $625.6 million.

On November 5, 2007, the Company raised approximately $100 million through a private placement of 3,809,524 shares of common stock to an affiliate of Morgan Stanley Real Estate Special Situations Fund III.  The proceeds were raised for additional investment activity and to fund future growth.

Loan prepayments, partial repayments, and scheduled amortization payments were $269.5 million during the quarter as compared to $400.3 million in the previous quarter.  Additional liquidity for reinvestment was generated by Gramercy’s sale of two existing floating rate loans with an aggregate commitment amount of $35 million, an aggregate unpaid principal balance of $9.5 million, and aggregate unfunded commitments of $25.5 million.  The Company also syndicated to SL Green Realty Corp. portions of four floating rate loans with an aggregate commitment amount of $129.9 million simultaneously with its closings, consistent with its long-standing practice of attracting co-investors for larger transactions.

Dividends

The Board of Directors of Gramercy approved a special one-time cash dividend of $2.00 per common share, which is principally attributable to the substantial gain the Company realized from the sale of its interest in One Madison Avenue during August 2007.  The Board of Directors of Gramercy also approved a quarterly dividend of $0.63 per common share for the quarter ended December 31, 2007.  This represents an annualized dividend yield of 10.5% based on Gramercy’s closing price of $24.00 on January 16, 2007.  The Board of Directors of Gramercy also approved a quarterly dividend of $0.50781 per share of its Series A Preferred Stock for the period October 1, 2007 through December 31, 2007.  The dividends were paid on January 15, 2008 to stockholders of record at the close of business on December 31, 2007.

Company Profile

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Thursday, January 17, 2008 at 2:00 p.m. ET to discuss the fourth quarter and full year 2007 financial results.

The live conference will be webcast in listen-only mode on the Company’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 578-5788 Domestic or (617) 213-8057 International, using pass code Gramercy.

A replay of the call will be available through Thursday, January 24, 2008 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 33151664.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 11 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, approval of the merger between the Company and American Financial Realty Trust by the stockholders of the Company and American Financial Realty Trust, the satisfaction of closing conditions to such merger, difficulties encountered in integrating the companies, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues
Investment income	$79,119	$60,108	$297,712	$176,421
Rental revenue, net	4,133	1,487	10,242	2,402
Gain on sales and other income	7,382	5,669	19,331	19,392
Total revenues	90,634	67,264	327,285	198,215

Expenses
Interest expense	51,340	34,019	177,611	98,299
Management fees	6,495	4,875	22,671	16,668
Incentive fee	2,766	3,017	13,241	7,609
Depreciation and amortization	1,676	620	4,623	1,582
Marketing, general and administrative	2,489	4,238	13,557	11,957
Provision for loan loss	2,750	1,000	9,398	1,430
Total expenses	67,516	47,769	241,101	137,545
Income from continuing operations before equity in net income (loss) of unconsolidated joint ventures and provision for taxes	23,118	19,495	86,184	60,670
Equity in net income (loss) of unconsolidated joint ventures	2,460	(870)	3,513	(2,960)
Income from continuing operations before provision for taxes and gain from sale of unconsolidated joint venture interest	25,578	18,625	89,697	57,710

Gain from sale of unconsolidated joint venture interest	—	—	92,235	—
Incentive fee attributable to gain from sale of unconsolidated joint venture interest	—	—	(18,994)	—
Provision for taxes	(40)	(630)	(1,341)	(1,808)
Net income	25,538	17,995	161,597	55,902
Dividends on preferred stock	(2,336)	—	(6,567)	—
Net income available to common stockholders	$23,202	$17,995	$155,030	$55,902

Basic earnings per share:
Net income from continuing operations, after preferred stock dividends and provision for income taxes	$0.69	$0.70	$2.92	$2.26
Net Gain from sale of unconsolidated joint venture	—	—	2.62	—
Net income available to common stockholders	$0.69	$0.70	$5.54	$2.26

Diluted earnings per share:
Net income from continuing operations, after preferred stock dividends and provision for income taxes	$0.67	$0.66	$2.79	$2.15
Net Gain from sale of unconsolidated joint venture	—	—	$2.49	—
Net income available to common stockholders	$0.67	$0.66	$5.28	$2.15

Dividends per common share	$2.63	$0.56	$4.45	$2.08

Basic weighted average common shares outstanding	33,396	25,868	27,968	24,722
Diluted weighted average common shares and common share equivalents outstanding	34,848	27,228	29,379	26,009

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$296,086	$19,314
Restricted cash equivalents	135,957	354,283
Loans and other lending investments, net	2,441,747	2,144,151
Commercial real estate securities	791,983	—
Investment in unconsolidated joint ventures	49,440	57,567
Loans held for sale, net	194,998	42,733
Commercial real estate, net	184,121	99,821
Accrued interest	24,177	12,092
Deferred financing costs	44,381	27,456
Deferred costs	2,271	1,271
Derivative instruments, at fair value	—	2,910
Other assets	42,877	4,515
Total assets	$4,208,038	$2,766,113

Liabilities and Stockholders’ Equity:
Repurchase agreements	$200,197	$277,412
Credit facility	—	15,000
Collateralized debt obligations	2,735,145	1,714,250
Mortgage notes payable	153,624	94,525
Management fees payable	2,852	2,093
Incentive fee payable	2,765	1,195
Dividends payable	93,992	14,419
Accounts payable and accrued expenses	38,148	24,750
Derivative instruments, at fair value	72,495	—
Other liabilities	10,085	11,809
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	150,000
Total liabilities	3,459,303	2,305,453

Commitments and contingencies	—	—

Stockholders’ Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 34,850,577 and 25,878,391 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	34	26
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 and 0 shares issued and outstanding at December 31, 2007 and December 31, 2006	111,205	—
Additional paid-in-capital	685,958	453,766
Accumulated other comprehensive income	(65,658)	2,890
Retained earnings	17,196	3,978
Total stockholders’ equity	748,735	460,660
Total liabilities and stockholders’ equity	$4,208,038	$2,766,113

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

	For the Three Months Ended December 31, 2007	For the Three Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2006
Income from continuing operations	$25,578	$18,625	$89,697	$57,710
Add:
Depreciation and amortization	3,830	2,024	12,572	6,143
FFO adjustment for unconsolidated joint ventures	156	1,946	4,802	7,753
Less:
Provision for taxes	(40)	(630)	(1,341)	(1,808)
Dividends on preferred stock	(2,336)	—	(6,567)	—
Non real estate depreciation and amortization	(3,140)	(1,651)	(10,107)	(5,771)
Funds from operations	$24,048	$20,314	$89,056	$64,027

Funds from operations per share - basic	$0.72	$0.79	$3.18	$2.59
Funds from operations per share - diluted	$0.69	$0.75	$3.03	$2.46